Exhibit 99.1

For immediate release

For more information, contact:
Media, Janice Aston White, 713-307-8780
Investors, Rusty Fisher, 713-307-8770

Endeavour announces successful appraisal
of the Columbus discovery in the United Kingdom

Houston, TX – November 6, 2007 — Endeavour International Corporation (AMEX:END) announced today that appraisal drilling operations at the Columbus discovery in Block 23/16f in the United Kingdom sector of the North Sea have been completed with positive results. The Columbus appraisal well 23/16f-12 and its 23/16f-12z sidetrack have effectively confirmed the presence of gas/condensate bearing sands at locations approximately three and two kilometres north, respectively, from the discovery well completed in December 2006. The results of these additional well bores support the commercial development of Columbus.

“We confirmed the presence of hydrocarbon pay sand ranging from 40 to 70 feet over a significant area in the three well bores,” said William L. Transier, chairman, chief executive officer, and president. “There has been an extensive amount of data gathered during this operation which will now be used to assess the optimum plan of development. We are very pleased with these results and look forward to working with our partners to carry out a rapid commercialization of this discovery”

The well will now be suspended for possible use in the development of the field. The operator, Serica Energy plc, will use the data obtained from these operations to further advance development studies, an optimum reservoir depletion scheme, and export plans to the adjacent Lomond Field operated by BP.

Endeavour holds a 25 percent working interest in Block 23/16f. Serica operates with a 50 percent working interest.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include expected oil and natural gas production and future expenses, projections of future oil and natural gas prices, and statements concerning anticipated business strategy and other plans and objectives for future operations. The company cautions that undue reliance on the forward-looking statements, which speak only as of the date of this press release, and the company undertakes no obligation to update this information.

Factors that could cause actual results to differ materially from expected results are described in “Risks related to our Business” under “Risk Factors” in Item 1A of our 2006 annual report on Form 10-K filed on March 15, 2007. These risk factors include, among others, our ability to replace reserves and sustain production; the level of our indebtedness; the availability of capital on an economic basis to fund reserve replacement costs; unsuccessful exploration and development drilling; and production interruptions that could adversely affect our cash flow.